EXHIBIT 99.1

Shenandoah Telecommunications Company Reports Revenue Increase of 5.8% to $80.5 Million for First Quarter 2014; Earnings Per Share of $0.36

Revenue Increase Driven by Wireless Customer and Cable RGU Growth

EDINBURG, Va., May 2, 2014 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company ("Shentel") (Nasdaq:SHEN) announces financial and operating results for the three months ended March 31, 2014.

Consolidated First Quarter Results

For the quarter ended March 31, 2014, net income was $8.6 million compared to $8.4 million in the first quarter of 2013. Operating income was $15.7 million, up from $15.2 million in the same quarter last year. Adjusted OIBDA (Operating Income Before Depreciation and Amortization) increased 7.1% to $31.7 million in the first quarter of 2014 from $29.6 million in the first quarter of 2013.

Total revenues were $80.5 million, an increase of 5.8% compared to $76.0 million for the 2013 first quarter. The increase in revenue was largely attributable to growth in subscribers and revenue per subscriber. Total operating expenses were $64.8 million in the first quarter of 2014 compared to $60.8 million in the prior year period. Cost of goods sold increased $1.5 million, including an increase of $0.8 million in maintenance costs and $0.6 million in network costs. Selling, general and administrative expenses increased $1.0 million, primarily due to advertising and commissions costs to add new customers. Depreciation and amortization expense increased $1.4 million, primarily due to completion of the Network Vision upgrade project.

President and CEO Christopher E. French commented, "This was another solid quarter of sustained revenue and profitability growth in all three business segments. Subscriber counts were up in both the cable and wireless segments, while average revenue per user continues to grow in both segments as well, which speaks to the quality of the recently updated cable and wireless networks."

Wireless Segment

Service revenues in the wireless segment increased 7.2% to $47.2 million as compared to the first quarter of 2013. Net postpaid service revenues increased $1.2 million as a result of 4.3% growth in average customers and increased data fees. The net service fee to Sprint increased from 12% of net billed revenues to 14% on August 1, 2013, which reduced net postpaid service revenue by $0.9 million. During the first quarter, net prepaid service revenues grew $2.0 million, or 21.9%, due to improved product mix and 5.3% growth in average prepaid subscribers as compared to the same period of 2013.

During the first quarter of 2014, net additions to postpaid subscribers were 1,304, an increase of 22.4% compared to the first quarter of 2013. Net additions to prepaid subscribers were 1,490 during first quarter 2014, compared to 6,227 in the first quarter of 2013.

Operating expenses in the Wireless segment increased by $2.8 million in the first quarter of 2014 compared to the first quarter last year. Postpaid handset costs increased $1.3 million due to an increase in the average cost of handsets sold, while line costs increased due to a $0.5 million adjustment for lost volume discounts, and depreciation expense increased $1.2 million over the 2013 period, due primarily to adjustments to Network Vision-related depreciation estimates.

First quarter adjusted OIBDA in the wireless segment was $23.9 million, an increase of $0.9 million or 4.0% from the first quarter of 2013.

"We continue to see strong growth in average revenue per customer and customer count, with increased total subscribers in both the postpaid and prepaid segments. As a result, wireless service revenue grew 7.2%, which is a testament to the strength of our improved network and local marketing strategies," stated Mr. French.

Cable Segment

Service revenue in the cable segment increased $1.3 million as a result of a 5.8% increase in average RGUs (the sum of voice, data, and video subscribers), customers selecting higher speed data access packages, and video rate increases in January 2014. Operating expenses increased by $1.6 million in first quarter 2014 over first quarter 2013, due primarily to increased cable programming costs of $0.5 million and the effect of increased health care claims and stock compensation costs.

Revenue generating units totaled 116,592 at the end of the first quarter of 2014, an increase of 6.1% over the prior year period.

Adjusted OIBDA in the cable segment for first quarter 2014 was $3.8 million, up 26.9% from $3.0 million in the first quarter of 2013.

Mr. French stated, "The improvement in the cable segment this quarter demonstrates the strength of our newly updated network and the effectiveness of our marketing strategies to increase awareness of our improved service offerings. Cable remains an important part of our long-term growth strategy as customer demand for high speed broadband services and premium digital TV packages continues to increase."

Wireline Segment

Operating income for the wireline segment was $4.4 million as compared to $3.8 million in first quarter 2013. Access lines at March 31, 2014, were 21,955, compared to 22,279 at March 31, 2013. Adjusted OIBDA for the wireline segment for first quarter 2014 increased 8.5% to $7.2 million, as compared to $6.7 million in first quarter 2013.

Other Information

Effective for fiscal year 2014, our segment presentations were updated to reflect two changes. First, in late 2013, the Company restructured its management team to primarily align its organization with its operating segments (Wireless, Wireline and Cable), rather than on a functional basis (sales and marketing, operations and engineering). As part of this restructuring, the Company determined that the operations associated with its video product offered in Shenandoah County, Virginia, would be included in the Wireline segment. The video services offered in Shenandoah County share much of the network which the regulated telephone company uses to serve its customers.

Second, primarily as a result of the restructuring described above, the Company's allocations of certain general and administrative expenses were updated to reflect how our senior management team makes financial decisions and manages resources. As a result, certain costs, including finance and accounting, executive management, legal, and human resources, are now recorded to the Other segment as corporate costs. Since the Vice Presidents managing these operating segments do not directly control these expenses, the Company has chosen to record these at the holding company. In this way, segment performance presents a clearer picture of the trends in an individual segment's profitability.

The prior period segment information provided above has been updated to reflect these presentation changes.

Capital expenditures were $17.2 million in the first quarter of 2014, compared to $26.0 million in the comparable 2013 period. With the fourth quarter 2013 completion of cell site upgrades as part of the Network Vision project, the Company expects a significant decrease in capital spending in 2014.

Cash and cash equivalents as of March 31, 2014 were $53.7 million, compared to $38.3 million at December 31, 2013. Total outstanding debt at March 31, 2014 totaled $230.0 million. The Company will begin making quarterly principal payments of $5.75 million on its debt in December 2014. At March 31, 2014, debt as a percent of total assets was 38.6%. The amount available to the Company through its revolver facility was $50 million as of March 31, 2014.

"As expected, capital expenditures decreased this quarter due to the completion of our 4G LTE upgrade in the fourth quarter of 2013," stated Mr. French. "The strength of our balance sheet has improved, providing a robust platform for further investment in the quality of our networks and services and the expansion of our customer base."

Conference Call and Webcast

The Company will host a conference call and simultaneous webcast today, Friday, May 2, 2014, at 8 A.M. Eastern Time.

Teleconference Information:
Friday, May 2, 2014, 8:00 A.M. (ET)
Dial in number: 1-888-695-7639
Password: 25124411
Audio webcast: http://investor.shentel.com/

An audio replay of the call will be available approximately one hour after the call is complete, through May 9, 2014 by calling (855) 859-2056

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides a broad range of diversified communications services through its high speed, state-of-the-art network to customers in the Mid-Atlantic United States. The Company's services include: wireless voice and data; cable video, internet and voice; fiber network and services; and local and long distance telephone. Shentel is the exclusive personal communications service ("PCS") Affiliate of Sprint in portions of Pennsylvania, Maryland, Virginia and West Virginia. For more information, please visit www.shentel.com.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2014	2013

Cash and cash equivalents	$53,681	$38,316
Other current assets	48,655	59,658
Total current assets	102,336	97,974

Investments	9,463	9,332

Net property, plant and equipment	405,729	408,963

Intangible assets, net	69,991	70,816
Deferred charges and other assets, net	9,076	9,921
Total assets	$596,595	$597,006

Total current liabilities	41,144	43,994
Long-term debt, less current maturities	218,500	224,250
Total other liabilities	93,343	94,447
Total shareholders' equity	243,608	234,315
Total liabilities and shareholders' equity	$596,595	$597,006

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2014	2013

Operating revenues	$80,452	$76,010

Cost of goods and services	32,236	30,700
Selling, general, and administrative	17,149	16,129
Depreciation and amortization	15,387	13,972
Total operating expenses	64,772	60,801

Operating income	15,680	15,209

Other income (expense):
Interest expense	(2,048)	(2,152)
Gain (loss) on investments, net	(18)	148
Non-operating income, net	628	520

Income before taxes	14,242	13,725

Income tax expense	5,626	5,374
Net income	$8,616	$8,351

Basic and diluted income per share:
Net income per share	$0.36	$0.35

Weighted average shares outstanding, basic	24,059	23,973
Weighted average shares, diluted	24,221	24,032

Non-GAAP Financial Measure

In managing our business and assessing our financial performance, management supplements the information provided by financial statement measures prepared in accordance with GAAP with adjusted OIBDA, which is considered a "non-GAAP financial measure" under SEC rules.

Adjusted OIBDA is defined by us as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of: certain non-recurring transactions; impairment of assets; gains and losses on asset sales; and share based compensation expense. Adjusted OIBDA should not be construed as an alternative to operating income as determined in accordance with GAAP as a measure of operating performance.

In a capital-intensive industry such as telecommunications, management believes that adjusted OIBDA and the associated percentage margin calculations are meaningful measures of our operating performance. We use adjusted OIBDA as a supplemental performance measure because management believes it facilitates comparisons of our operating performance from period to period and comparisons of our operating performance to that of other companies by excluding potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the other items described above for which additional adjustments were made. In the future, management expects that the Company may again report adjusted OIBDA excluding these items and may incur expenses similar to these excluded items. Accordingly, the exclusion of these and other similar items from our non-GAAP presentation should not be interpreted as implying these items are non-recurring, infrequent or unusual.

While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the current period allocation of costs associated with long-lived assets acquired or constructed in prior periods, and accordingly may obscure underlying operating trends for some purposes. By isolating the effects of these expenses and other items that vary from period to period without any correlation to our underlying performance, or that vary widely among similar companies, management believes adjusted OIBDA facilitates internal comparisons of our historical operating performance, which are used by management for business planning purposes, and also facilitates comparisons of our performance relative to that of our competitors. In addition, we believe that adjusted OIBDA and similar measures are widely used by investors and financial analysts as measures of our financial performance over time, and to compare our financial performance with that of other companies in our industry.

Adjusted OIBDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. These limitations include the following:

  it does not reflect capital expenditures;
  many of the assets being depreciated and amortized will have to be replaced in the future and adjusted OIBDA does not reflect cash requirements for such replacements;
  it does not reflect costs associated with share-based awards exchanged for employee services;
  it does not reflect interest expense necessary to service interest or principal payments on indebtedness;
  it does not reflect gains, losses or dividends on investments;
  it does not reflect expenses incurred for the payment of income taxes; and
  other companies, including companies in our industry, may calculate adjusted OIBDA differently than we do, limiting its usefulness as a comparative measure.

In light of these limitations, management considers adjusted OIBDA as a financial performance measure that supplements but does not replace the information reflected in our GAAP results.

The following table shows adjusted OIBDA for the three months ended March 31, 2014 and 2013:

	Three Months Ended
(in thousands)	March 31,
	2014	2013

Adjusted OIBDA	$31,729	$29,635

The following table reconciles adjusted OIBDA to operating income, which we consider to be the most directly comparable GAAP financial measure, for the three months ended March 31, 2014 and 2013:

Consolidated:
(in thousands)	Three Months Ended
	March 31,
	2014	2013

Operating income	$15,680	$15,209
Plus depreciation and amortization	15,387	13,972
Plus (gain) loss on asset sales	(366)	82
Plus share based compensation expense	1,028	372
Adjusted OIBDA	$31,729	$29,635

The following tables reconcile adjusted OIBDA to operating income by major segment for the three months ended March 31, 2014 and 2013:

Wireless Segment:
(in thousands)	Three Months Ended
	March 31,
	2014	2013

Operating income	$16,794	$16,712
Plus depreciation and amortization	7,196	6,028
Plus (gain) loss on asset sales	(352)	90
Plus share based compensation expense	216	108
Adjusted OIBDA	$23,854	$22,938

Cable Segment:
(in thousands)	Three Months Ended
	March 31,
	2014	2013

Operating loss	$(1,960)	$(2,339)
Plus depreciation and amortization	5,404	5,205
Plus (gain) loss on asset sales	(23)	(19)
Plus share based compensation expense	396	162
Adjusted OIBDA	$3,817	$3,009

Wireline Segment:
(in thousands)	Three Months Ended
	March 31,
	2014	2013

Operating income	$4,352	$3,843
Plus depreciation and amortization	2,697	2,731
Plus loss on asset sales	9	12
Plus share based compensation expense	175	78
Adjusted OIBDA	$7,233	$6,664

Supplemental Information

Subscriber Statistics

The following tables show selected operating statistics of the Wireless segment as of the dates shown:

	March 31,	December 31,	March 31,	December 31,
	2014	2013	2013	2012

Retail PCS Subscribers - Postpaid	275,025	273,721	263,957	262,892
Retail PCS Subscribers - Prepaid	138,537	137,047	134,404	128,177
PCS Market POPS (000) (1)	2,402	2,397	2,390	2,390
PCS Covered POPS (000) (1)	2,072	2,067	2,058	2,057
CDMA Base Stations (sites)	526	526	521	516
Towers	153	153	151	150
Non-affiliate cell site leases (2)	206	217	218	216

		Three Months Ended
		March 31,
		2014	2013

Gross PCS Subscriber Additions - Postpaid		15,585	15,824
Net PCS Subscriber Additions - Postpaid		1,304	1,065
Gross PCS Subscriber Additions - Prepaid		19,172	21,422
Net PCS Subscriber Additions - Prepaid		1,490	6,227
PCS Average Monthly Retail Churn % - Postpaid (3)		1.73%	1.87%
PCS Average Monthly Retail Churn % - Prepaid (3)		4.27%	3.87%

1) POPS refers to the estimated population of a given geographic area and is based on information purchased from third party sources. Market POPS are those within a market area which the Company is authorized to serve under its Sprint PCS affiliate agreements, and Covered POPS are those covered by the Company's network.
2) The decrease from December 31, 2013 to March 31, 2014 is a result of expected termination of Sprint iDEN leases associated with the former Nextel network. The Company expects its remaining 14 iDEN leases to terminate during the second quarter of 2014.
3) PCS Average Monthly Retail Churn is the average of the monthly subscriber turnover, or churn, calculations for the period.

As previously discussed, the following operating statistics of the Wireline segment have been updated to reflect presentation changes for all periods presented.

	March 31,	December 31,	March 31,	December 31,
	2014	2013	2013	2012
Telephone Access Lines	21,955	22,106	22,279	22,342
Long Distance Subscribers	9,773	9,851	10,116	10,157
Video Customers	6,222	6,342	6,633	6,719
DSL Subscribers	12,714	12,632	12,709	12,611
Total Fiber Miles (1)	85,327	85,135	84,365	84,107
Fiber Route Miles	1,454	1,452	1,428	1,420

1. Fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance. For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.

As previously discussed, the following operating statistics of the Cable segment have been updated to reflect presentation changes for all periods presented.

	March 31,	December 31,	March 31,	December 31,
	2014	2013	2013	2012
Homes Passed (1)	170,711	170,470	169,035	168,475
Customer Relationships (2)
Video customers	51,153	51,197	53,017	52,676
Non-video customers	19,517	18,341	16,220	15,709
Total customer relationships	70,670	69,538	69,237	68,385
Video
Customers (3)	52,725	53,076	54,624	54,840
Penetration (4)	30.9%	31.1%	32.3%	32.6%
Digital video penetration (5)	57.5%	49.2%	39.6%	39.5%
High-speed Internet
Available Homes (6)	168,573	168,255	164,789	163,273
Customers (3)	48,068	45,776	42,435	40,981
Penetration (4)	28.5%	27.2%	25.8%	25.1%
Voice
Available Homes (6)	163,582	163,282	157,409	154,552
Customers (3)	15,799	14,988	12,795	12,262
Penetration (4)	9.7%	9.2%	8.1%	8.0%
Total Revenue Generating Units (7)	116,592	113,840	109,854	108,083
Total Fiber Miles (8)	70,332	69,715	40,686	39,418
Fiber Route Miles	2,461	2,446	2,116	2,077

1) Homes and businesses are considered passed ("homes passed") if we can connect them to our distribution system without further extending the transmission lines. Homes passed is an estimate based upon the best available information.
2) Customer relationships represent the number of customers who receive at least one of our services.
3) Generally, a dwelling or commercial unit with one or more television sets connected to our distribution system counts as one video customer. Where services are provided on a bulk basis, such as to hotels and some multi-dwelling units, the revenue charged to the customer is divided by the rate for comparable service in the local market to determine the number of customer equivalents included in the customer counts shown above.
4) Penetration is calculated by dividing the number of customers by the number of homes passed or available homes, as appropriate.
5) Digital video penetration is calculated by dividing the number of digital video customers by total video customers. Digital video customers are video customers who receive any level of video service via digital transmission. A dwelling with one or more digital set-top boxes or digital adapters counts as one digital video customer.
6) Homes and businesses are considered available ("available homes") if we can connect them to our distribution system without further extending the transmission lines and if we offer the service in that area.
7) Revenue generating units are the sum of video, voice and high-speed internet customers.
8) Fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance. For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles. Fiber counts were recalculated after a fiber audit and deployment of enhanced mapping software in the fourth quarter of 2013.

Segment Information

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision makers. The Company has three reportable segments, which the Company operates and manages as strategic business units organized by lines of business: (1) Wireless, (2) Cable, and (3) Wireline. A fourth segment, Other, primarily includes Shenandoah Telecommunications Company, the parent holding company.

The Wireless segment provides digital wireless service to a portion of a four-state area covering the region from Harrisburg, York and Altoona, Pennsylvania, to Harrisonburg, Virginia, as a Sprint PCS Affiliate. This segment also owns cell site towers built on leased land, and leases space on these towers to both affiliates and non-affiliated service providers.

The Cable segment provides video, internet and voice services in Virginia, West Virginia and Maryland. It does not include video, internet and voice services provided to customers in Shenandoah County, Virginia.

The Wireline segment provides regulated and unregulated voice services, DSL internet access, and long distance access services throughout Shenandoah County and portions of Rockingham, Frederick, Warren and Augusta counties, Virginia. The segment also provides video services throughout Shenandoah County, and leases fiber optic facilities throughout the northern Shenandoah Valley of Virginia, northern Virginia and adjacent areas along the Interstate 81 corridor, including portions of West Virginia and Maryland.

Effective for fiscal year 2014, our segment presentations were updated to reflect two changes. First, in late 2013, the Company restructured its management team to primarily align its organization with its operating segments (Wireless, Wireline and Cable), rather than on a functional basis (sales and marketing, operations and engineering). As part of this restructuring, the Company determined that the operations associated with its video product offered in Shenandoah County, Virginia, would be included in the Wireline segment. The video services offered in Shenandoah County share much of the network which the regulated telephone company uses to serve its customers.

Second, primarily as a result of the restructuring described above, the Company's allocations of certain general and administrative expenses were updated to reflect how our senior management team makes financial decisions and manages resources. As a result, certain costs, including finance and accounting, executive management, legal, and human resources, are now recorded to the Other segment as corporate costs. Since the Vice Presidents managing these operating segments do not directly control these expenses, the Company has chosen to record these at the holding company. In this way, segment performance presents a clearer picture of the trends in an individual segment's profitability.

The segment information provided below has been updated to reflect these presentation changes for all periods presented.

Three months ended March 31, 2014

(in thousands)

						Consolidated
	Wireless	Cable	Wireline	Other	Eliminations	Totals
External revenues
Service revenues	$47,232	$17,424	$5,100	$ --	$ --	$69,756
Other	2,756	3,030	4,910	--	--	10,696
Total external revenues	49,988	20,454	10,010	--	--	80,452
Internal revenues	1,091	26	5,765	--	(6,882)	--
Total operating revenues	51,079	20,480	15,775	--	(6,882)	80,452

Operating expenses
Costs of goods and services, exclusive of depreciation and amortization shown separately below	18,657	12,390	7,482	--	(6,293)	32,236
Selling, general and administrative, exclusive of depreciation and amortization shown separately below	8,432	4,646	1,244	3,416	(589)	17,149
Depreciation and amortization	7,196	5,404	2,697	90	--	15,387
Total operating expenses	34,285	22,440	11,423	3,506	(6,882)	64,772
Operating income (loss)	$16,794	$(1,960)	$4,352	$(3,506)	$ --	$15,680

Three months ended March 31, 2013

(in thousands)

						Consolidated
	Wireless	Cable	Wireline	Other	Eliminations	Totals
External revenues
Service revenues	$44,065	$16,163	$5,117	$ --	$ --	$65,345
Other	3,019	2,301	5,345	--	--	10,665
Total external revenues	47,084	18,464	10,462	--	--	76,010
Internal revenues	1,073	49	4,639	--	(5,761)	--
Total operating revenues	48,157	18,513	15,101	--	(5,761)	76,010

Operating expenses
Costs of goods and services, exclusive of depreciation and amortization shown separately below	17,530	11,222	7,166	--	(5,218)	30,700
Selling, general and administrative, exclusive of depreciation and amortization shown separately below	7,887	4,425	1,361	2,999	(543)	16,129
Depreciation and amortization	6,028	5,205	2,731	8	--	13,972
Total operating expenses	31,445	20,852	11,258	3,007	(5,761)	60,801
Operating income (loss)	$16,712	$(2,339)	$3,843	$(3,007)	--	$15,209

The following tables recast the data from prior periods to reflect these changes, conform to the current year presentation, and assist in trend analysis. Certain columns and rows may not foot due to rounding.

	Three Months Ended				Year Ended	Three Months Ended				Year Ended
($ in millions)	3/31/2013	6/30/2013	9/30/2013	12/31/2013	12/31/2013	3/31/2012	6/30/2012	9/30/2012	12/31/2012	12/31/2012

Wireless	$44.1	$46.4	$45.9	$46.6	$183.0	$38.4	$40.2	$41.5	$42.8	$162.9
Cable	16.1	16.3	16.4	16.9	65.7	14.8	15.1	15.4	15.9	61.2
Wireline	5.1	5.1	5.1	5.0	20.3	5.1	4.9	4.9	4.9	19.8
Service revenues	65.3	67.8	67.4	68.5	269.0	58.3	60.2	61.8	63.6	243.9

Wireless	3.0	2.3	2.6	2.9	10.8	3.5	3.2	3.3	3.4	13.4
Cable	2.3	2.4	2.7	2.7	10.1	2.3	2.4	2.2	2.4	9.3
Wireline	5.4	4.9	4.8	3.9	19.0	4.7	5.6	5.6	5.5	21.4
Other revenues	10.7	9.6	10.1	9.5	39.9	10.5	11.2	11.1	11.3	44.1

Wireless	47.1	48.7	48.5	49.5	193.8	41.9	43.4	44.8	46.2	176.3
Cable	18.4	18.7	19.1	19.6	75.8	17.1	17.5	17.6	18.3	70.5
Wireline	10.5	10.0	9.9	8.9	39.3	9.8	10.5	10.5	10.4	41.2
Total external revenues	76.0	77.4	77.5	78.0	308.9	68.8	71.4	72.9	75.0	288.1

Wireless	48.2	49.8	49.6	50.5	198.1	42.7	44.3	45.7	46.9	179.6
Cable	18.5	18.7	19.1	19.6	75.9	17.2	17.6	17.6	18.5	70.9
Wireline	15.1	15.2	15.0	14.1	59.4	14.2	15.2	15.1	15.6	60.1
Eliminations	(5.8)	(6.3)	(6.2)	(6.2)	(24.5)	(5.3)	(5.7)	(5.5)	(6.0)	(22.5)
Total operating revenues	76.0	77.4	77.5	78.0	308.9	68.8	71.4	72.9	75.0	288.1

	Three Months Ended				Year Ended	Three Months Ended				Year Ended
($ in millions)	3/31/2013	6/30/2013	9/30/2013	12/31/2013	12/31/2013	3/31/2012	6/30/2012	9/30/2012	12/31/2012	12/31/2012
Wireless	17.5	17.9	18.0	19.6	73.0	16.4	16.9	19.1	11.5	63.9
Cable	11.2	11.2	12.2	11.1	45.7	11.2	10.5	11.4	8.2	41.3
Wireline	7.2	7.2	7.2	7.0	28.6	6.3	7.6	7.4	11.2	32.5
Eliminations	(5.2)	(5.8)	(5.6)	(5.6)	(22.2)	(4.8)	(5.0)	(4.9)	(5.6)	(20.3)
Cost of goods and services	30.7	30.5	31.8	32.1	125.1	29.1	30.0	33.0	25.3	117.4

Wireless	7.9	8.1	8.3	8.5	32.8	7.1	7.2	8.8	4.2	27.3
Cable	4.4	4.5	5.2	5.0	19.1	3.9	4.0	5.1	4.6	17.6
Wireline	1.3	1.2	1.4	1.4	5.3	1.4	1.4	1.4	1.5	5.7
Other	3.0	3.1	3.2	3.5	12.8	3.2	3.0	3.0	3.1	12.3
Eliminations	(0.5)	(0.5)	(0.6)	(0.7)	(2.3)	(0.5)	(0.6)	(0.6)	(0.6)	(2.3)
Selling, general and administrative	16.1	16.4	17.5	17.7	67.7	15.1	15.0	17.7	12.8	60.6

Wireless	6.0	7.8	6.8	7.6	28.2	7.8	6.8	8.6	8.5	31.7
Cable	5.2	5.5	5.3	5.2	21.2	5.6	5.9	5.7	5.2	22.4
Wireline	2.8	2.8	2.9	2.8	11.3	2.4	2.6	2.5	2.7	10.2
Other	--	--	--	--	--	--	--	--	--	0.1
Eliminations	--	--	--	--	--	--	--	--	--	--
Depreciation and amortization	14.0	16.1	15.0	15.6	60.7	15.8	15.3	16.8	16.5	64.4

	Three Months Ended				Year Ended	Three Months Ended				Year Ended
($ in millions)	3/31/2013	6/30/2013	9/30/2013	12/31/2013	12/31/2013	3/31/2012	6/30/2012	9/30/2012	12/31/2012	12/31/2012
Wireless	31.4	33.7	33.1	35.8	134.0	31.3	30.9	36.6	24.0	122.8
Cable	20.9	21.2	22.7	21.2	86.0	20.6	20.5	22.1	29.1	92.3
Wireline	11.3	11.3	11.5	11.1	45.2	10.1	11.5	11.3	15.6	48.5
Other	3.0	3.1	3.2	3.5	12.8	3.3	3.0	3.0	3.0	12.3
Eliminations	(5.8)	(6.3)	(6.2)	(6.2)	(24.5)	(5.3)	(5.7)	(5.5)	(6.0)	(22.5)
Total operating expenses	60.8	63.0	64.3	65.4	253.5	60.0	60.2	67.5	65.7	253.4

Wireless	16.7	16.1	16.5	14.8	64.1	11.4	13.3	9.1	23.0	56.8
Cable	(2.3)	(2.5)	(3.6)	(1.7)	(10.1)	(3.4)	(2.9)	(4.5)	(10.7)	(21.5)
Wireline	3.8	4.0	3.6	2.8	14.2	4.1	3.7	3.8	0.1	11.7
Other	(3.0)	(3.1)	(3.2)	(3.5)	(12.8)	(3.3)	(3.0)	(3.0)	(3.0)	(12.3)
Eliminations	--	--	--	--	--	--	--	--	--	--
Operating income (loss)	$15.2	$14.5	$13.3	$12.4	$55.4	$8.8	$11.1	$5.4	$9.4	$34.7
CONTACT: Shenandoah Telecommunications, Inc.
         Adele Skolits
         CFO and VP of Finance
         540-984-5161
         Adele.skolits@emp.shentel.com

         Or

         John Nesbett/Jennifer Belodeau
         Institutional Marketing Services (IMS)
         203-972-9200
         jnesbett@institutionalms.com